United States

Securities And Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 15, 2006

Heartland Oil and Gas Corp.

Incorporated in Nevada	IRS ID No. 91-1918326

1625 Broadway, Suite 1480

Denver, Colorado 80202

Telephone: (303) 405-8450

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Heartland Oil and Gas Corp.

Form 8-K

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report

On August 15, 2006, the board of directors of Heartland Oil and Gas Corp. determined that previously issued financial information for 2004 and 2005, the four quarters of 2005 and the first quarter of 2006 should be restated to report:

1.	Our Series B Convertible Redeemable Preferred Stock as a separate line item outside of permanent equity. The restatements will be consistent with guidance in Emerging Issues Task Force (“EITF”) No. D-98, Classification and Measurement of Redeemable Securities,

2.	A beneficial conversion feature as of the date of issuance of our Series A and Series B Convertible Redeemable Preferred Stock, and the allocation of value to warrants that were attached to the Series A Convertible Redeemable Preferred Stock. The restatements will be consistent with guidance in EITF No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, and EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, and

3.	The discount resulting from the allocation of proceeds to the beneficial conversion feature as a return to the preferred shareholders at the date of issuance (the date that the preferred shareholders could convert their shares of preferred stock into shares of common stock on a one-for-one basis). This discount is analogous to a dividend and as such affects net loss attributable to common shareholders and net loss per share attributable to common shareholders. The restatements will be consistent with guidance in EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and Financial Accounting Standards Board Statement of Standards No. 128, Earnings Per Share.

None of these items affect revenue or cash expenses.

Accordingly, the previously issued financial statements for those years and quarters contained in our previously filed Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q should no longer be relied upon. Our board of directors has discussed these matters with our independent registered public accounting firm. We will restate our 2005 and 2004 financial statements for the adjustments discussed above in connection with amending our 2005 Annual Report on Form 10-K and our March 31, 2006, Form 10-Q. We will discuss the above matters in more depth in the restated financial statements.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, we have caused this report to be signed on our behalf by the undersigned authorized officer.

Date: August 16, 2006

Heartland Oil and Gas Corp. a Nevada corporation

By:	/s/ Phillip S. Winner
Phillip S. Winner Chief Executive Officer